Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CLOSES THE ACQUISITION OF GATHERING AND TRANSPORTATION

ASSETS IN THE FORT WORTH BASIN

RADNOR, PA (BusinessWire) July 17, 2008 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today announced the closing of the acquisition of the gas gathering and transportation assets of Lone Star Gathering, L.P. (Lone Star) in the Fort Worth Basin. The purchase price was the sum of:

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$160 million of consideration at closing, consisting of $80 million in cash, $65 million of common units of Penn Virginia GP Holdings, L.P. (NYSE: PVG) and $15 million of newly-issued common units of PVR;

•	$5 million in cash payable on December 31, 2009; and

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Contingent payments of $30 million and $25 million, payable at PVR’s election in cash or common units of PVR, each of which payments will be triggered if revenues from a defined geographic area in which a subset of the acquired assets are located reaches certain targets by or before June 30, 2013.

Prior to closing, PVR purchased the PVG common units from Penn Virginia Corporation (NYSE: PVA). Funding for the cash portion of the acquisition cost, as well as the purchase of PVG units from PVA, was provided by borrowings under PVR’s revolving credit facility. PVR previously announced and provided additional details related to the acquisition in a June 17, 2008 press release.

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Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership formed by Penn Virginia Corporation (NYSE: PVA). PVR manages coal properties and related assets and operates a midstream natural gas gathering and processing business.

For more information about PVR, visit its website at www.pvresource.com.